UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   HARTMEYER, JOHN W.
   2100 EAST WILLARD STREET
   MUNCIE, IN  47302
2. Issuer Name and Ticker or Trading Symbol
   FIRST MERCHANTS CORPORATION
   FRME
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   DECEMBER 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |12-31-|G   |V|1,050             |D  |           |840                |D     |                           |
                           |1996  |    | |                  |   |           |                   |      |                           |
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Common Stock               |12-31-|G   |V|105               |A  |           |105                |I     |Spouse-Cust. -- Son Dean St|
                           |1996  |    | |                  |   |           |                   |      |utz                        |
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Common Stock               |12-31-|G   |V|105               |A  |           |105                |I     |Spouse-Cust. -- Son Wm. Stu|
                           |1996  |    | |                  |   |           |                   |      |tz                         |
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Common Stock               |      |    | |                  |   |           |1,850              |I     |Spouse                     |
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Common Stock               |      |    | |                  |   |           |1,800              |I     |Hartmeyer Inc.             |
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Common Stock               |      |    | |                  |   |           |25,875             |I     |Al Pete Meats, Inc         |
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Common Stock               |      |    | |                  |   |           |4,050              |I     |Al Pete Enter. Inc.        |
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Common Stock               |      |    | |                  |   |           |675                |I     |Cust.-Step Son Dean Stutz  |
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Common Stock               |      |    | |                  |   |           |675                |I     |Cust. - Step Son Wm. Stutz |
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Common Stock               |      |    | |                  |   |           |1,350              |I     |Cust. - Grandson Andrew Lut|
                           |      |    | |                  |   |           |                   |      |z                          |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Non-Employee Director |        |     |    | |           |   |     |     |            |       |       |1,800       |D  |            |
Stock Option (Right to|        |     |    | |           |   |     |     |            |       |       |            |   |            |
 Buy)                 |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
Reporting person resigned as a director of First Merchants Corporation effective midnight December 31, 1996.
SIGNATURE OF REPORTING PERSON
John W. Hartmeyer (Confirming Statement on File)
DATE
January 6, 1997